Exhibit (a)
The Cortland Savings and Banking Company
Split Dollar Agreement
Second Amendment
     This Second Amendment of the Split Dollar Agreement dated as of February 23, 2001 (this “Amendment”) is entered into as of this 29th day of September, 2005, by and between The Cortland Savings and Banking Company, an Ohio-chartered bank (the “Bank”) and Rodger W. Platt (the “Executive”).
     Whereas, the Bank and the Executive entered into a Split Dollar Agreement dated as of February 23, 2001, as amended by letter amendment dated of as of August 15, 2002, which agreement grants to the Executive the right to designate the beneficiary of death proceeds from a policy on the Executive’s life,
     Whereas, the Bank and the Executive have agreed to certain changes in the February 23, 2001 Split Dollar Agreement,
     Whereas, as amended by this Amendment, the February 23, 2001 Split Dollar Agreement, as amended, shall remain in full force and effect.
     Now Therefore, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.
     1. Elimination and Replacement of Section 2.4. Captioned “Comparable Coverage,” Section 2.4 of the February 23, 2001 Split Dollar Agreement is hereby eliminated and replaced in its entirety by the following new Section 2.4, captioned “Company-Paid Death Benefit if the Company Cancels the Policy.”
     2.4 Company-Paid Death Benefit if the Company Cancels the Policy. If the Policy is cancelled, surrendered, terminated, or allowed to lapse, in any such case without replacement, provided that when the Executive’s employment with the Company terminates the Executive is entitled to benefits under the August 15, 2002 Amended Salary Continuation Agreement in effect at the time of employment termination, or if employment termination occurs because of the Executive’s death, then the Executive’s beneficiary designated in accordance with the Endorsement shall be entitled to death proceeds payable by the Bank in an amount in cash equal to the sum of (1) the amount specified in Section 2.2, measured at the time the Policy is cancelled, surrendered, terminated, or allowed to lapse, plus (2) a tax gross-up payment to compensate for federal and state income taxes imposed on the benefit specified in clause (1) of this Section 2.4. The tax gross-up payment required under this clause (2) of Section 2.4 shall be calculated in two steps, first by dividing the total death benefit specified in clause (1) of this Section 2.4 by one minus the sum of (x) the highest marginal individual federal income tax rate under the Internal Revenue Code at the time of the Executive’s death (offset or reduced to account for the deductibility at the federal level of state income taxes), plus (y) the highest marginal individual state income tax rate under Ohio law at the time of the Executive’s death. Second, the death benefit specified in clause (1) of this Section 2.4 shall then be subtracted from the amount calculated in that first step. The difference shall be the additional tax gross-up payment to be made to compensate for taxes, regardless of whether it exceeds or is less than taxes imposed on the Executive’s estate for “income in respect of a decedent.” To illustrate with a simple hypothetical based on an assumed death benefit amount of $100,000 paid directly by the Bank under clause (1) of this Section 2.4, the additional tax gross-up payment would be calculated as follows if the highest marginal individual income tax rates are 35% (federal) and 7.5% (Ohio), taking into account the deductibility at the federal level of state income taxes:

First Step: =	$100,000 / divided by (1 — ((35% + 7.5%) — (35% x 7.5%)) = $100,000 / divided by (1 minus 39.875%) $100,000 / divided by 60.125%, or .60125 = $166,320

Second Step: =	$166,320 minus $100,000 $ 66,320, the amount of the additional tax gross-up payment
     2. Counterparts. This Amendment may be executed in one or more counterparts, each of will be deemed an original, but all of which taken together will constitute one and the same document.
     3. Effect of Amendment. Except as provided herein, the February 23, 2001 Split Dollar Agreement, as amended, shall remain in full force and effect.
     In Witness Whereof, the Bank and the Executive have executed this Second Amendment of the February 23, 2001 Split Dollar Agreement as of the date first set forth above.

Executive:	Bank: The Cortland Savings and Banking Company
/s/ Rodger W. Platt Rodger W. Platt	By:	/s/ Lawrence A. Fantauzzi Lawrence A. Fantauzzi
	Its:	Senior Vice President, Controller, Chief Financial Officer, and Secretary-Treasurer